Exhibit 10.1

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this " Agreement") dated this 5th day of December, 2014

BETWEEN:

Grace McLain Capital Advisors, LLC

of 952 Golf House Rd W, Whitsett, NC, 27377

(the "Lender")

AND

UBL Interactive, Inc.

of 6701 Carmel Rd, Charlotte, NC, 28226

(the "Borrower")

IN CONSIDERATION OF the Lender loaning certain monies to the Borrower, and the Borrower repaying such monies to the Lender, both parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement:

I.	Loan Amounts & Interest

The Lender will make an unsecured term loan to the Borrower of $200,000 (the “Tranche A Term Loan”). At the option of the Borrower, as and when requested by the Borrower, the Lender will make a second unsecured term loan to the Borrower of $200,000 (the “Tranche B Term Loan” and a third unsecured term loan to the Borrower of $200,000 (the “Tranche C Term Loan” and together with the Tranche A Term Loan and the Tranche B Tern Loan, the “Loans”). Borrower promises to repay these principal amounts to the Lender, with interest payable on the unpaid principal at the rate of 12.00 percent per annum for the Tranche A Term Loan and Tranche B Term Loan and at the rate of 14.00 percent per annum for the Tranche C Term Loan, compounded yearly not in advance.

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II.	Payment

The Tranche A Term Loan will be repaid in consecutive monthly installments of principal ($33,333.34 per month) and interest[1] on the 15th day of each month commencing the month following execution of this Agreement and continuing until May 15, 2015 with the balance then owing under this Agreement being paid at that time.

The Tranche B Term Loan will be repaid in consecutive monthly installments of interest only ($2,000.00 per month) beginning on the 30th day following the closing of this tranche and continuing until the sixth month following the closing of the tranche, with the entire principal amount and the balance of interest then owing under this tranche being paid at that time.

The Tranche C Term Loan will be repaid in in full, including principal and interest, on or before the 180th day following the closing of this tranche.

III.	Default

Notwithstanding anything to the contrary in this Agreement, if the Borrower defaults in the performance of any material obligation under this Agreement, then the Lender may declare, upon written notice to the Borrower, the principal amount outstanding and owing and interest due under this Agreement at that time to be immediately due and payable.

Further, if the Lender declares the principal amount owing under this Agreement to be immediately due and payable, and the Borrower fails to provide full payment, interest in the amount of 15.00 percent per annum, calculated yearly not in advance, will be charged on the outstanding amount, commencing the day the principal amount is declared due and payable, until full payment is received by the Lender.

IV.	Use of Proceeds

Proceeds of the Loans will be used by Borrower to (i) provide general working capital and to otherwise pay expenses incurred including, but not limited to, payroll and operating expenses and (ii) pay transaction costs related to the Borrower’s business expansion.

[1] Monthly interest payments of $1,733.33, $1,722.22, $1,377.78, $933.33, $688.89 and $333.33.

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V.	Maturity

The Loans will mature upon the earliest to occur of the following:  (i) for a particular tranche, the six month anniversary of the closing date of such tranche, (ii) the acceleration of the Loans under the terms of this Agreement, (iii) the date of a change of control of the Borrower (the “Maturity Date”).

VI.	Interest Payment

Interest payments with respect to the Tranche A Term Loan and the Tranche B Term Loan will be due in arrears on a monthly basis on the first day of each month (via ACH or other electronic transfer) in installments based on an actual days elapsed, on the basis of a 360 day year, and, with respect to the Tranche C Term Loan, on the Maturity Date.

VII.

Prepayment

Borrower may prepay any or all of the Loans in minimum increments of $100,000; provided, however, that (i) prepayments shall be applied first to repay the Tranche A Term Loan until it has been repaid in full, then to the Tranche B Term Loan and then to the Tranche C Term Loan and (ii) prepayments shall include premiums of 3.0% of the prepayment amount for payments made prior to the Maturity Date unless such prepayment is a result of a funding facility provided by the Lender or Lender related parties.

VIII.

Fees/Expenses

Borrower agrees that following execution of the Agreement and the closing of the Tranche A Term Loan, Lender will receive a 2% structuring fee and a 1% closing fee on the Tranche A Term Loan. Lender will receive the same fees on the closing of the Tranche B Term Loan and the closing of theTranche C Term loan with such fees payable only if those tranches actually close.

The fees may be paid in cash or netted against the proceeds of the Loans, at the discretion of Lender. Lender will be reimbursed at closing for out of pocket costs related to the Loans (including reasonable legal fees, due diligence and other costs) up to a maximum amount of $7,500.  At the discretion of Lender, these out of pocket costs may also be deducted from the proceeds of the Loans. The Lender acknowledges that, as of this date, the lender has received a $6,500 expense deposit to be applied against its out of pocket costs.

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IX.

Warrants

In connection with making the Tranche A Term Loan, Lender will receive detachable and transferable warrants (the “Term Loan A Warrants”) to purchase 1.5% of Borrower’s total outstanding shares of common stock on a non-Fully Diluted basis (but including the issuance of the equity underlying the Warrants) calculated as of the date of closing of the Tranche A Term Loan. Upon and subject to the closing of the Tranche B Term Loan, the Lender will receive detachable and transferable warrants (the “Term Loan B Warrants”) to purchase an additional 1.5% of the outstanding common stock of the Borrower calculated as of the closing date of the Tranche B Term Loan, and upon and subject to the closing of the Tranche C Term Loan, the Lender will receive detachable and transferable warrants (the “Term Loan C Warrants” and together with the Term Loan A Warrants and the Term Loan B Warrants, the “Warrants”) to purchase an additional 1.0% of the outstanding common stock of the Borrower calculated as of the closing date of the Tranche C Term Loan.

The Warrants will not be subject to anti-dilution protection (but will be subject to adjustment for stock dividends, subdivisions and combinations) or rights other than those of the Borrower’s common stock shareholders.

The exercise price per unit of the Warrants will be set at $0.15.

The Warrants will be i) in substantially the form attached hereto as Exhibit A, ii) fully vested and exercisable upon purchase, iii) exercisable in whole or in part from time to time, iv) have a term of two (2) years from the date of issue.

X.	Board of Directors As long as any principal amount of the Loans is outstanding, the Lender will have the right to appoint one board observer (non-voting).

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XI.	Governing Law

This Agreement will be construed in accordance with and governed by the laws of the State of North Carolina.

XII.	Costs

All costs, expenses and expenditures including, without limitation, reasonable legal costs, incurred by enforcing this Agreement as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

XIII.	Binding Effect

This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Borrower and Lender. The Borrower waives presentment for payment, notice of non-payment, protest, and notice of protest.

XIV.	Amendments

This Agreement may only be amended or modified by a written instrument executed by both the Borrower and the Lender.

XV.	Severability

The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

XVI.	General Provisions

Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

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XVII.	Entire Agreement

This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise. This Agreement supersedes and replaces any prior understands or agreements, whether written or oral, including that certain conditional commitment letter and summary of terms and conditions dated September 30, 2014 by and between the parties, with respect to the subject matter of this Agreement.

XVIII.	Execution

This Agreement may be executed in counterparts, each of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 5th day of December, 2014.

SIGNED, SEALED, AND DELIVERED this 5th day of December, 2014.	Grace McLain Capital Advisors, LLC
	per:	/s/Bill Rhew	(SEAL)
Bill Rhew, Managing Director

SIGNED, SEALED, AND DELIVERED this 5th day of December, 2014.	UBL Interactive, Inc.
	per:	/s/ Chris Travers	(SEAL)
Chris Travers, President